CODE OF ETHICS
OF
THE OLSTEIN FUNDS
AND
OLSTEIN & ASSOCIATES, L.P.

(Amended and Restated on September 29, 2004)

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PREAMBLE

This Code of Ethics is being adopted for The Olstein Funds (the “Trust”) and Olstein & Associates, L.P., investment adviser to each series of the Trust (the “Adviser”), in compliance with the requirements of Rule 17j-1 (the “Rule”) adopted by the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), to effectuate the purposes and objectives of that Rule. The Rule makes it unlawful for certain persons, including any officer, director or trustee of the Trust or Adviser, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Trust:1

(1)	To employ any device, scheme or artifice to defraud the Trust;

(2)	To make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances in which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or

(4)	To engage in any manipulative practice with respect to the Trust.

The Rule also requires that the Trust and the Adviser each adopt a written code of ethics, which shall be approved by a majority of the Board of Trustees of the Trust (“Board of Trustees”) (including a majority of Independent Trustees), that contains provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard and shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code of Ethics.

Set forth below is the Code of Ethics adopted by the Board of Trustees, and the Adviser in compliance with the Rule. This Code of Ethics is based upon the principle that certain persons, including the trustees, officers and certain affiliated persons of the Trust and Adviser, owe a fiduciary duty to, among others, the shareholders of the Trust to conduct their affairs, including their personal securities transactions, in such manner as to minimize potential conflicts of interest and to avoid (i) serving their own personal interests ahead of shareholders; (ii) taking inappropriate advantage of their position with the Trust; and (iii) any actual conflicts of interest or any abuse of their position of trust and responsibility.

[1]	A security “held or to be acquired” is defined in Rule 17j-1 as (a) if within the most recent fifteen (15) days it (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or the Adviser for purchase by the Trust, and (b) any option to purchase or sell, and any security convertible into or exchangeable for, such a security.

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GENERAL POLICY REGARDING PERSONAL INVESTING

As a matter of general policy of the Trust and the Adviser, all employees of the Trust and the Adviser shall limit their personal investments in equity securities, other than: (i) investments in equity securities that are authorized options in the Trust’s or Adviser’s employer-sponsored retirement plan; and (ii) investments held by the employee at the time of the commencement of their employment with the Adviser, to investments in shares of the Trust. This policy is designed to positively align the interests of the employees of the Adviser with those of the Trust and the Adviser, and to prevent conflicts of interest and violations of the fiduciary duty owed to the Trust’s shareholders, and to the Adviser’s customers.

If an employee desires to make investments in equity securities, other than those made through certain employer-sponsored retirement plans, which are not available through investments in the Trust, such investments may only be made after obtaining written approval (including e-mail) from the Trust’s Compliance Officer (the “CO”). The CO shall monitor the personal investing of employees of the Trust and the Adviser to detect violations of this policy. The CO’s personal investing will be monitored by the CCO; the CCO’s personal investing will be monitored by the CFO or CEO. The CO, or any other officer, trustee or employee of the Adviser or the Trust, shall immediately report any potential violations of this policy to the CCO. Any non-Trust investments authorized by the CO under this policy are subject to this Code of Ethics. Trading by persons associated with the Adviser is also governed by the Adviser’s Insider Trading Policies and Procedures.

1.    DEFINITIONS

(a)	“Access Person” means any trustee, officer, general partner or Advisory Person of the Trust or Adviser, or the families of such person (including the spouse, minor children, and adults living in the same household as such persons).

(b)	“Advisory Person” means (i) any employee of the Trust or Adviser (or of any company in a control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains current information regarding the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust or Adviser who regularly obtains current information concerning recommendations made to the Trust with regard to the purchase or sale of a security by the Trust.

(c)	A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated to the person responsible for trading, which includes when the Trust has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

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(d)	“Beneficial Ownership” shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompass those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

(e)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(f)	“Independent Trustee” means a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

(g)	“Investment Person” means (i) any Portfolio Manager of the Trust as defined in (i) below; (ii) securities analysts, traders and other personnel who provide information and advice to the Portfolio Manager or who help execute the Portfolio Manager’s decisions; (iii) any employee of the Trust or Adviser (or of any company in a control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; or (iv) any natural person who controls the Trust or Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

(h)	“Managed Fund” means any registered, open-end investment company for which the Adviser acts as either investment adviser or sub-adviser.

(i)	“Portfolio Manager” means an employee of Adviser of the Trust entrusted with the direct responsibility and authority to make investment decisions affecting an investment company.

(j)	“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(k)	“Security” or “Securities” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act[2] , except that it shall not include (i) securities issued by the government of the United States or by federal agencies that are direct obligations of the U.S. (e.g., Treasury securities) or any derivative thereof; (ii) U.S. Government agency obligations; (iii) bankers’ acceptances; (iv) bank certificates of deposit; (v) commercial paper; (vi) high quality short-term debt obligations (including repurchase agreements); (vii) securities issued by exchange-traded funds; and (viii) shares of registered, open-end investment companies other than Managed Funds. The term “Security” as used herein shall also include interests in unregistered investment companies.

[2]	Section 2(a)(36) of the 1940 Act defines “Security” to mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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2.	PROHIBITED TRANSACTIONS

(a)	No Access Person shall engage in any act, practice or course of conduct which would violate the provisions of Rule 17j-1.

(b)       No Access Person shall:

(i)	purchase or sell, directly or indirectly, any Security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

(A)    is being considered for purchase or sale by the Trust, or

(B)    is being purchased or sold by the Trust;
(ii)	disclose to other persons the securities activities engaged in or contemplated for the various portfolios of the Trust; or

(iii)	seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Trust because of such person’s association with the Trust. For the purposes of this provision, the following gifts from broker-dealers or other persons providing services to the Trust will not be a violation of this section:

(A)    an occasional meal;

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(B)	an occasional ticket to a sporting event, the theater or comparable entertainment; or

(C)	a holiday gift of fruit or other foods, or other comparable gift.

(c)        No Investment Person shall:

(i)	directly or indirectly acquire beneficial ownership in any Securities in an initial public offering (“IPO”), in order to preclude any possibility of such person profiting from his or her position with the Trust.

(ii)	directly or indirectly acquire beneficial ownership of any Securities in a private placement, without prior written approval (including e-mail) of the Compliance Department (i.e., the CCO or CO) or other officer of the Trust designated by the Board of Trustees. Any person authorized to purchase Securities in a private placement shall disclose that investment when they play a part in any subsequent consideration of an investment in the issuer by the Trust. In such circumstances, the Trust’s decision to purchase Securities of the issuer shall be subject to independent review by the Audit Committee Chair.

(iii)	profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty (60) calendar days. Any profits realized on such short-term trades shall be subject to disgorgement to the Trust.

(iv)	serve on the board of directors of any publicly traded company without prior authorization of the Compliance Department. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Trust and its shareholders.

(d)        No Portfolio Manager shall:

(i)	buy or sell a Security within at least seven (7) calendar days before and after any series of the Trust that he or she manages trades in that Security. Any profits realized on trades within the proscribed period are required to be disgorged to the Trust.

3.    PERSONAL TRANSACTIONS IN MANAGED FUNDS

(a)	No Access Person (including the Independent Trustees), officer or employee of the Trust or the Adviser shall engage in excessive trading or market timing activities with respect to any Managed Fund. For purposes of the foregoing, “market timing” shall be defined as a series of purchase and redemption transactions, regardless of size, in and out of the same Managed Fund in a manner that the Compliance Department deems to be excessive.

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(b)	Access Persons (including the Independent Trustees), officers and employees of the Trust or the Adviser are required to maintain holdings in a Managed Fund for a minimum of sixty (60) calendar days before such persons are permitted to redeem their shares at a profit (the “Mandatory Holding Period”). Any redemption in violation of the Mandatory Holding Period that is not otherwise exempt or excepted from this policy will result in the required disgorgement of the profits to the Trust resulting from the transaction.

(c)	The Mandatory Holding Period does not apply to systematic purchases of shares of a Managed Fund, such as automatic investment plans, purchases through payroll deductions, automatic reinvestment of dividends or similar transactions. Upon written request, submitted to the CCO, the CCO may, at his or her discretion, grant an exception to the Mandatory Holding Period for certain significant life events (e.g., marriage, education, purchase of a home, etc.). The CCO will report such exceptions to the Board of Trustees at the next regularly scheduled board meeting.

(d)	An Access Person’s transactions in the Managed Funds shall be reported to the Compliance Department pursuant to Section 5(d) and reviewed by the CO.

4.    EXEMPTED TRANSACTIONS

(a)        The prohibitions of Sections 2(b), 2(c) and 2(d) shall not apply to:

(1)	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)	purchases or sales which are non-volitional on the part of either the Access Person or the Trust;

(3)	purchases which are part of an automatic dividend reinvestment plan; and

(4)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

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5.    COMPLIANCE PROCEDURES

(a)        Pre-clearance

With the exception of the Independent Trustees, all Access Persons shall receive prior written approval (including e-mail) from the Compliance Department, or other officer of the Trust designated by the Board of Trustees before purchasing or selling Securities. With regard to approved purchases of Securities, the CO will retain a record of approval as well as the rationale supporting such approval.

(b)        Duplicate Confirmations and Account Statements

With the exception of the Independent Trustees, all Access Persons shall direct their brokers to supply to the CO on a timely basis, duplicate copies of the confirmation of all personal Securities transactions and copies of all periodic statements for all Securities accounts.

(c)        Disclosure of Personal Holdings (Initial and Annual Reports)

All Access Persons, with the exception of Independent Trustees, shall report and disclose to the CO, all personal Securities holdings upon commencement of employment with the Trust or Adviser, as the case may be, and thereafter on an annual basis. This Initial Report shall be made on the form attached hereto as Exhibit A and the Annual Report shall be made on the form attached hereto as Exhibit B. Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained or maintains an account in which any securities were or are held for the direct or indirect benefit of the Access Person.

(i)	Initial Reports shall be made no later than ten (10) days after the person becomes an Access Person.

(ii)	Annual Reports shall be submitted within thirty (30) days after the end of each calendar year and provide information on personal Securities holdings that is current as of a date no more than thirty (30) days before the date such Annual Report is submitted.

(d)	Quarterly Reporting Requirements

(i)	Every Access Person shall report to the CO the information described in Sub-paragraph (d)(iii) of this Section with respect to transactions in any Security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

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(ii)	An Independent Trustee need only report a transaction in a Security if such trustee, at the time of that transaction knew, or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the fifteen (15) day period immediately preceding or after the date of the transaction by the trustee, such Security was purchased or sold by the Trust or was being considered for purchase by the Trust or the Adviser. Such reports will include the information described in Sub-paragraph (d)(iii) of this Section.

(iii)	Reports required to be made under this Sub-paragraph (d) shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected. Every Access Person, with the exception of the Independent Trustees (unless required by Sub-paragraph (d)(ii) above), shall be required to submit a report for all periods, including those periods in which no Securities transactions were effected. Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person and the date the account was established. A report shall be made on the form attached hereto as Exhibit C or on any other form containing the following information:

(A)	the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

(B)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	the price at which the transaction was effected;

(D)	the name of the broker, dealer or bank with or through whom the transaction was effected; and

(E)	the date that the report is submitted.

(iv)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

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(e)	Annual Certification of Compliance with Code of Ethics

Each Access Person, including Independent Trustees, shall certify annually that:

(i)	he or she has read and understands the Code of Ethics and recognizes that he or she is subject thereto;

(ii)	he or she has complied with the requirements of the Code of Ethics; and

(iii)	he or she has reported all personal Securities transactions required to be reported pursuant to the requirements of the Code of Ethics.

(f)	Conflict of Interest

Each Access Person shall notify in writing the CCO of any personal conflict of interest relationship which may involve the Trust, such as the existence of any economic relationship between his or her transactions and Securities held or to be acquired by any series of the Trust.

(g)	Notification by CO

The CO shall notify in writing each Access Person that he or she is subject to the provisions of this Code of Ethics, and shall deliver a copy of this Code of Ethics to each Access Person.

(h)	Review of Reports

The CO shall review the initial, annual and quarterly holding reports, as well as the trade confirmations and transaction statements submitted to the Compliance Department by Access Persons as soon as practicable after the submission of such reports to the Compliance Department to determine compliance with this Code of Ethics.

6.    REPORTING OF VIOLATIONS TO THE BOARD OF TRUSTEES

(a)	The CO, or any other officer, trustee or employee of the Adviser or the Trust, shall immediately notify the CCO of any potential violations of this Code of Ethics. The CCO shall report to the Board of Trustees on a quarterly basis:

(i)	all apparent violations of this Code of Ethics and the reporting requirements hereunder; and

(ii)	any reported transaction in a Security which was purchased or sold by the Trust within fifteen (15) days before or after the date of the reported transaction.

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(b)	When the CCO finds that a transaction otherwise reportable to the Board of Trustees under Paragraph (a) of this Section could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he or she may, in his or her discretion, include a written memorandum of such finding and the reasons therefor with the quarterly report made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Board of Trustees.

7.         ANNUAL REPORTING TO THE BOARD OF TRUSTEES

The CCO shall prepare an annual written report relating to this Code of Ethics to the Board of Trustees. Such annual report shall:

(a)	summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

(b)	describe any issues arising under the Code of Ethics or procedures since the last report to the Board of Trustees including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations;

(c)	identify any recommended changes in the existing restrictions or procedures based upon the experience of the Trust and Adviser under the Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

(d)	certify that the Trust and Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

8.         SANCTIONS

Upon discovering a violation of this Code of Ethics, the CCO may impose such sanctions as he or she deems appropriate, including, among other things, a letter of censure or a recommendation to management (subject to approval by the Board of Trustees in appropriate cases) for the suspension or termination of the employment of the violator.

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9.         RETENTION OF RECORDS

This Code of Ethics, a list of all persons required to make reports hereunder from time to time, or who are responsible for reviewing such reports, a copy of each report made by an Access Person hereunder, a record of any decision and the rationale supporting the decision to approve the purchase of Securities by Access Persons, each memorandum made by the CO or CCO hereunder and a record of any violation hereof and any action taken as a result of such violation, and a copy of each written annual report to the Board of Trustees, shall be maintained by the CO as required under Rule 17j-1.

Dated: _____________________

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Exhibit A

THE OLSTEIN FUNDS
OLSTEIN & ASSOCIATES, L.P.
CODE OF ETHICS

INITIAL REPORT

To the Compliance Officer:

1.	I hereby acknowledge receipt of a copy of the Code of Ethics for The Olstein Funds (the “Trust”) and Olstein & Associates, L.P. (the “Adviser”).
2.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”
3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust or the Adviser, such as any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series.
4.	As of the date below, which such date is no later than ten (10) days after I became an Access Person, as that term is defined in the Code of Ethics, I had a direct or indirect beneficial ownership* in the following securities (Please note that Independent Trustees are not required to report personal securities holdings):
Name of Security	Number of Shares	Type of Interest (Direct or Indirect)

5.	I hereby represent that I maintain account(s) as of the date this report is submitted in which securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below (Please note that Independent Trustees are not required to provide the information required by this item).

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Signature: _____________________

Print Name: _____________________

Title: _____________________

Date: _____________________

* Beneficial ownership also includes securities held in the name of your spouse or minor children living in your household.

Exhibit B

THE OLSTEIN FUNDS
OLSTEIN & ASSOCIATES, L.P.
CODE OF ETHICS

ANNUAL REPORT

To the Compliance Officer:

1.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”
2.	I hereby certify that, during the year ended December 31, ____, I have: (a) complied with the requirements of the Code of Ethics; (b) reported all securities transactions required to be reported pursuant to the Code of Ethics; and (c) submitted this report within thirty (30) days after the end of the calendar year.
3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust, such as any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series.
4.	As of December 31, ____, I had a direct or indirect beneficial ownership* in the following securities (Please note that Independent Trustees are not required to report personal securities holdings):
Name of Security	Number of Shares	Type of Interest (Direct or Indirect)

5.	I hereby represent that I maintain the account(s) listed below in which securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below. (Please note that Independent Trustees are not required to provide the information required by this item).

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Signature: _____________________

Print Name: _____________________

Title: _____________________

Date: _____________________

* Beneficial ownership also includes securities held in the name of your spouse or minor children living in your household.

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Exhibit C
THE OLSTEIN FUNDS
OLSTEIN & ASSOCIATES, L.P.
CODE OF ETHICS
Securities Transactions Report
For the Calendar Quarter Ended: __________________

To the Compliance Officer:

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by the Trust and Adviser. (Note to Independent Trustees - You need only report a transaction in a security if, at the time of that transaction you knew, or, in the ordinary course of fulfilling your official duties as a trustee, should have known that, during the 15-day period immediately preceding or after the date of your transaction, such Security was purchased or sold by the Trust or was being considered for purchase by the Trust or the Adviser).
Name of Security (including interest rate, maturity date and principal amount, if applicable)	Date of Transaction	Number of Shares	Price	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Name and Address of Broker, Dealer or Bank Through Whom Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

I hereby represent that I maintained the following brokerage accounts listed below, in which securities were held during the quarter referenced above for my indirect or direct benefit

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Except as noted in this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust or the Adviser, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series. I also certify that I have submitted this report not later than ten (10) days after the end of the calendar quarter in which the reported transactions were effected.

Signature:_____________________
Print Name: _____________________
Title: _____________________
Date: _____________________